Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-274043) on Form S-8 and (No. 333-281660) on Form S-3/ASR of our reports dated February 27, 2025, with respect to the consolidated financial statements of Liberty Media Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado
February 27, 2025